Exhibit 1.1

EXECUTION VERSION

Noble Holding International Limited

$300,000,000 2.50% Senior Notes due 2017

$400,000,000 3.95% Senior Notes due 2022

$500,000,000 5.25% Senior Notes due 2042

Underwriting Agreement

February 7, 2012

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road

11th Floor

Atlanta, Georgia 30326

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, North Carolina 28288

As representatives of the several Underwriters

named in Schedule I hereto

Ladies and Gentlemen:

Noble Holding International Limited, a Cayman Islands exempted company limited by shares and an indirect, wholly-owned subsidiary of the Parent Guarantor (defined below) (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) $300,000,000 aggregate principal amount of its 2.50% Senior Notes due 2017 (the “2017 Notes”), $400,000,000 aggregate principal amount of its 3.95% Senior Notes due 2022 (the “2022 Notes”) and $500,000,000 aggregate principal amount of its 5.25% Senior Notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Securities”), and Noble Corporation, a Cayman Islands exempted company limited by shares (the “Parent Guarantor”) and wholly-owned subsidiary of Noble Corporation, a Swiss corporation (“Noble Swiss”), proposes, subject to the terms and conditions stated herein, to guarantee the Company’s payment obligations under the Securities and the indenture governing the Securities (the “Guarantee”).

1. Each of the Company and the Parent Guarantor represents and warrants to, and agrees with, each of the Underwriters that:

(a) An “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)) on Form S-3 (Registration Nos. 333-171965 and 333-171965-01) in respect of the Securities has been filed with the Securities and Exchange Commission (the “Commission”) under the Act not earlier than the date that is three years prior to the Time of Delivery (as defined in Section 4(a) hereof) and, upon its filing with the Commission, automatically became and is effective under the Act; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Parent Guarantor and the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(1) under the Act has been received by the Parent Guarantor, the Company or any other co-registrant. For purposes of this Agreement:

(i) the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”;

(ii) any preliminary prospectus (including any preliminary prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Preliminary Prospectus”;

(iii) the various parts of such registration statement, including all exhibits thereto but excluding Form T-1 and including any prospectus supplement relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”;

(iv) the most recent Preliminary Prospectus dated February 7, 2012 is hereinafter called the “Pricing Prospectus”;

(v) the final prospectus (including the prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof is hereinafter called the “Prospectus”;

(vi) any reference herein to the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Parent Guarantor filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement;

(vii) any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Securities is hereinafter called an “Issuer Free Writing Prospectus”; and

(viii) the “Applicable Time” is 5:15 p.m. (Eastern time) on the date of this Agreement.

(b) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Parent Guarantor or the Company by an Underwriter through Barclays Capital Inc., HSBC Securities (USA) Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC (collectively, the “Representatives”) expressly for use therein;

(c) The Company has been, and continues to be, a “well-known seasoned issuer” (as defined in Rule 405 under the Act) and has not been, and continues not to be, an “ineligible issuer” (as defined in Rule 405 under the Act), in each case at all times relevant under the Act in connection with the offering of the Securities;

(d) The Pricing Prospectus as supplemented by the final term sheet prepared and filed pursuant to Section 5(a) hereof taken together (collectively, the “Pricing Disclosure Package”), as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Schedule II(a) hereto does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Parent Guarantor or the Company by an Underwriter through the Representatives expressly for use therein;

(e) The documents incorporated by reference in the Pricing Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Pricing Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Parent Guarantor or the Company by an Underwriter through the Representatives expressly for use therein; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(b) hereto;

(f) The Registration Statement conforms, and any further amendments to the Registration Statement will conform, in all material respects to the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement and any amendment thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Parent Guarantor or the Company by an Underwriter through the Representatives expressly for use therein, or to any Form T-1;

(g) The Prospectus conforms, and any further supplements to the Prospectus will conform, in all material respects to the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder and does not and will not, as of the applicable issue date of the Prospectus and any supplement thereto, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Parent Guarantor or the Company by an Underwriter through the Representatives expressly for use therein;

(h) Neither the Parent Guarantor nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, there has not been any change in the capital stock or long-term debt of the Parent Guarantor or any of its subsidiaries (other than changes, if any, in the ordinary course of business, in amounts outstanding under the Parent Guarantor’s unsecured revolving credit facilities) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Parent Guarantor and its subsidiaries taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Pricing Prospectus;

(i) The Parent Guarantor and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement and the Pricing Prospectus or such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Parent Guarantor and its subsidiaries or where the failure to have such title or to be free and clear of such liens, encumbrances and defects would not have a Material Adverse Effect; and any real property and buildings held under lease by the Parent Guarantor and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Parent Guarantor and its subsidiaries;

(j) Each of the Company and the Parent Guarantor has been duly incorporated and is validly existing as an exempted company limited by shares in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Prospectus, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each of the Parent Guarantor’s subsidiaries set forth on Schedule III hereto (collectively, the “Material Subsidiaries”, and each a “Material Subsidiary”) has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation;

(k) The Parent Guarantor has an authorized capitalization as set forth in the Pricing Prospectus and all of the issued shares of capital stock of the Parent Guarantor have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each Material Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Parent Guarantor, free and clear, to the knowledge of the Parent Guarantor and the Company, of all liens, encumbrances or claims;

(l) This Agreement has been duly authorized, executed and delivered by the Company and the Parent Guarantor and, assuming the due authorization, execution and delivery of this Agreement by or on behalf of the Underwriters, constitutes the valid and binding agreement of the Company and the Parent Guarantor enforceable against the Company and the Parent Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(m) The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, dated as of November 21, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Base Indenture”), as supplemented by a fourth supplemental indenture to be dated the Time of Delivery (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); the Guarantee, which is set forth in the Supplemental Indenture, has been duly authorized and, when the Supplemental Indenture is executed and delivered pursuant to this Agreement, will have been duly executed, authenticated, made and delivered and will constitute valid and legally binding obligations of the Parent Guarantor entitled to the benefits provided by the Indenture; the Supplemental Indenture has been duly authorized and will be duly executed and delivered by the Company and the Parent Guarantor and duly qualified under the Trust Indenture Act and complies as to form with the requirements of the Trust Indenture Act, and, at the Time of Delivery, the Indenture will constitute a valid and legally binding instrument of the Company and the Parent Guarantor, enforceable against the Company and the Parent Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities, the Guarantee and the Indenture will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Prospectus;

(n) The issue and sale of the Securities, the making of the Guarantee and the compliance by the Company and the Parent Guarantor, as applicable, with all of the provisions of the Securities, the Guarantee, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent Guarantor or any of its subsidiaries is a party or by which the Parent Guarantor or any of its subsidiaries is bound or to which any of the property or assets of the Parent Guarantor or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the memoranda of association or articles of association of the Parent Guarantor or the Company, (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent Guarantor or any of its subsidiaries or any of their properties, except (x) that any rights to indemnification and contribution set forth in this Agreement may be limited by federal and state securities laws and public policy considerations and (y) with respect to clause (i) above, for such conflicts, breaches or violations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities, the making of the Guarantee or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such as have been, or will have been prior to the Time of Delivery, obtained under the Act and the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters;

(o) Neither the Parent Guarantor nor any of its Material Subsidiaries is in violation of its memorandum of association, articles of association, certificate of incorporation or other similar organizational document, as applicable; and neither the Parent Guarantor nor any of its subsidiaries is in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except any default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(p) The statements set forth in the Pricing Prospectus and the Basic Prospectus under the caption “Description of the Notes” and “Description of Debt Securities”, insofar as they purport to constitute a summary of the terms of the Securities, and under the caption “Underwriting (Conflicts of Interest)”, “Plan of Distribution”, “Cayman Islands Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects;

(q) Other than as set forth in the Pricing Prospectus, there are no legal or governmental proceedings pending to which the Parent Guarantor or any of its subsidiaries is a party or of which any property of the Parent Guarantor or any of its subsidiaries is the subject that, if determined adversely to the Parent Guarantor or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the best knowledge of the Parent Guarantor and the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(r) Neither the Company nor the Parent Guarantor is or, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Pricing Prospectus, will be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(s) PricewaterhouseCoopers LLP, who have certified certain financial statements of the Parent Guarantor and its subsidiaries, and have audited the Parent Guarantor’s internal control over financial reporting, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder;

(t) The pro forma financial information, together with the related notes thereto, incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus has been prepared in accordance with the applicable requirements of the Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement, Pricing Prospectus and the Prospectus;

(u) The Parent Guarantor maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Parent Guarantor’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Parent Guarantor’s internal control over financial reporting is effective and the Parent Guarantor is not aware of any material weaknesses in its internal control over financial reporting;

(v) Except as disclosed in the Parent Guarantor’s reports filed with the Commission under the Exchange Act, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus, there have been no changes in the Parent Guarantor’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Parent Guarantor’s internal control over financial reporting;

(w) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Parent Guarantor nor any of its Material Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Parent Guarantor and each of its Material Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company and the Parent Guarantor, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Parent Guarantor or any of its subsidiaries and (D) to the knowledge of the Company and the Parent Guarantor, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Parent Guarantor or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws;

(x) The Parent Guarantor maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Parent Guarantor and its subsidiaries is made known to the Parent Guarantor’s principal executive officer and principal financial officer by others within those entities and that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto; and such disclosure controls and procedures are effective;

(y) Except as disclosed in the Pricing Prospectus, none of the Parent Guarantor or any of its subsidiaries, or, to the knowledge of the Parent Guarantor, any director, officer, agent, employee or other person acting on behalf of the Parent Guarantor or any of its subsidiaries, has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA;

(z) The operations of the Parent Guarantor and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and applicable money laundering statutes of jurisdictions in which the Parent Guarantor and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in jurisdictions in which the Parent Guarantor and its subsidiaries conduct business (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Guarantor, threatened;

(aa) Neither the Parent Guarantor nor any of its subsidiaries nor, to the knowledge of the Parent Guarantor, any director, officer, agent, employee or affiliate of the Parent Guarantor or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC; and

(bb) The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

2. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto at a purchase price equal to (i) with respect to the 2017 Notes, 99.341% of the principal amount thereof plus accrued interest, if any, from February 10, 2012 to the Time of Delivery (as defined below), (ii) with respect to the 2022 Notes, 99.106% of the principal amount thereof plus accrued interest, if any, from February 10, 2012 to the Time of Delivery and (iii) with respect to the 2042 Notes, 98.772% of the principal amount thereof plus accrued interest, if any, from February 10, 2012 to the Time of Delivery.

3. Upon the authorization by you of the release of the Securities, the several Underwriters propose to offer the Securities for sale upon the terms and conditions set forth in the Prospectus.

4. (a) The Securities to be purchased by each Underwriter hereunder will be represented by definitive global Securities in book-entry form that will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the 2017 Notes, the 2022 Notes and the 2042 Notes to the Representatives, for the account of each Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least 48 hours in advance, by causing DTC to credit the Securities to the account of the Representatives at DTC. The Company will cause the certificates representing the Securities to be made available to the Representatives for checking at least 24 hours prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on February 10, 2012 or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date are herein called the “Time of Delivery”.

(b) The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Underwriters pursuant to Section 8(l) hereof, will be delivered at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery. A meeting will be held at the Closing Location or through electronic communication on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5. The Company and the Parent Guarantor agree with each of the Underwriters:

(a) (i) To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the date of this Agreement; (ii) to make no further amendment or any supplement to the Registration Statement, the Basic Prospectus or the Prospectus prior to the Time of Delivery that shall be disapproved by you promptly after reasonable notice thereof; (iii) to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; (iv) to prepare a final term sheet, containing solely a description of the Securities, in substantially the form attached as Schedule IV hereto, and to file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule; (v) to file promptly all other materials required to be filed by the Company or the Parent Guarantor with the Commission pursuant to Rule 433(d) under the Act; (vi) to file promptly all reports and any definitive proxy or information statements required to be filed by the Company or the Parent Guarantor with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Securities; (vii) to advise you, promptly after it receives notice thereof, of the issuance by the Commission or any state regulatory body of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Securities, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(1) under the Act, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose or pursuant to Section 8A of the Act, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; (viii) in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and

(ix) in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Securities by the Underwriters (references herein to the Registration Statement shall include any such amendment or new registration statement);

(b) If required by Rule 430B(h) under the Act, to prepare a form of prospectus in a form approved by you and to file such form of prospectus pursuant to Rule 424(b) under the Act not later than may be required by Rule 424(b) under the Act; and to make no further amendment or supplement to such form of prospectus that shall be disapproved by you promptly after reasonable notice thereof;

(c) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the Guarantee for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(d) Prior to 4:30 p.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with electronic copies of the Prospectus in New York City and prior to the Time of Delivery to furnish the Underwriters with written copies of the Prospectus, in such quantities as you may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Act, the Exchange Act or the Trust Indenture Act, to notify you and upon your request to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus that will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the Securities at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act;

(e) To make generally available to its securityholders as soon as practicable, but in any event not later than 16 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Parent Guarantor and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Parent Guarantor, Rule 158);

(f) The Company and the Parent Guarantor will not take, directly or indirectly, any action designed to cause or result in, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities;

(g) During the period beginning from the date hereof and continuing to and including the later of the Time of Delivery and such earlier time as you may notify the Company, not to offer, sell, contract to sell, or otherwise dispose of any debt securities of the Company or the Parent Guarantor that mature more than one year after such Time of Delivery and that are substantially similar to the Securities or the Guarantee; provided that, for clarification purposes, nothing in this Section 5(g) shall limit the ability of the Parent Guarantor or any of its subsidiaries to incur indebtedness under or enter into any credit facility;

(h) The Company and the Parent Guarantor will cooperate with the Underwriters and with counsel to the Underwriters in connection with the qualification of the Securities for offering and sale by the Underwriters and by dealers under the securities laws of such jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification and to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided, however, that in no event will the Company or the Parent Guarantor be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than for actions or proceedings arising out of the offering of the Securities, in any jurisdiction where it is not now so subject; and

(i) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Disclosure Package under the caption “Use of Proceeds”.

6. (a) (i) The Company and the Parent Guarantor each represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 5(a) hereof, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities or the Guarantee that would constitute a “free writing prospectus” as defined in Rule 405 under the Act;

(ii) each Underwriter represents and agrees that, without the prior consent of the Company and the Representatives, other than (x) one or more free writing prospectuses as defined in Rule 405 under the Act to the extent it or they contain(s) the terms of the Securities, the Guarantee or the offering that do not reflect the final terms of the Securities, the Guarantee or the offering and (y) one or more term sheets relating to the Securities, the Guarantee or the offering that do not contain substantive changes from or additions to the final term sheet referred to in Section 5(a) hereof, it has not made and will not make any offer relating to the Securities that would constitute a free writing prospectus; and

(iii) any such free writing prospectus the use of which has been consented to by the Company and the Representatives and which is not included in the Pricing Disclosure Package is listed on Schedule II(a) hereto;

(b) The Company and the Parent Guarantor have complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

(c) The Company and the Parent Guarantor agree that, if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company or the Parent Guarantor will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document that will correct such conflict, statement or omission; provided, however, that this agreement shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein.

7. The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Securities and the Guarantee under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing this Agreement, the Indenture, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities and the Guarantee; (iii) any expenses in connection with the qualification of the Securities and the Guarantee for offering and sale under state securities laws as provided in Section 5(c) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (iv) any fees charged by securities rating services for rating the Securities; (v) the filing fees incident to, and up to $5,500 of the fees and disbursements of counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Securities and the

Guarantee; (vi) the cost of preparing the Securities and the Guarantee; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities and the Guarantee; and (viii) all other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for in this Section 7. It is understood, however, that, except as provided in this Section and Sections 9 and 12 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8. The obligations of the Underwriters hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Parent Guarantor herein are, at and as of the Time of Delivery, true and correct, the condition that the Company and the Parent Guarantor shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) (i) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; and the final term sheet contemplated by Section 5(a) hereof, and any other material required to be filed by the Company or the Parent Guarantor pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and (ii) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement form or any post-effective amendment thereto pursuant to Rule 401(g)(1) under the Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;

(b) Simpson Thacher & Bartlett LLP, counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated the Time of Delivery, in form and substance satisfactory to you, with respect to certain matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c) Baker Botts L.L.P., counsel for the Company and the Parent Guarantor, shall have furnished to you their written legal opinion letter, dated the Time of Delivery, in form and substance satisfactory to you, and substantially as set forth on Annex I hereto;

(d) Maples and Calder, Cayman Islands counsel for the Company and the Parent Guarantor, shall have furnished to you their written legal opinion letter, dated the Time of Delivery, in form and substance satisfactory to you, and substantially as set forth on Annex II hereto;

(e) William E. Turcotte, Senior Vice President and General Counsel of Noble Swiss, shall have furnished to you his written legal opinion letter, dated the Time of Delivery, in form and substance satisfactory to you, and substantially as set forth on Annex III hereto;

(f) Concurrently with the execution of this Agreement, you shall have received from PricewaterhouseCoopers LLP, the Parent Guarantor’s independent registered public accounting firm, a “comfort” letter (the “initial comfort letter”) addressed to you on behalf of the Underwriters, dated the date hereof, and in form and substance satisfactory to you (i) confirming that they are an independent registered public accounting firm with respect to the Parent Guarantor within the meaning of the Act and the Public Accounting Oversight Board (“PCAOB”) and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of PricewaterhouseCoopers LLP with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings;

(g) You shall have received a “bring-down comfort” letter (the “bring-down comfort letter”) from PricewaterhouseCoopers LLP, the Parent Guarantor’s independent registered public accounting firm, addressed to you on behalf of the Underwriters, dated the Time of Delivery, and in form and substance satisfactory to you (i) confirming that they are an independent registered public accounting firm with respect to the Parent Guarantor within the meaning of the Act and the PCAOB and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down comfort letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down comfort letter), the conclusions and findings of PricewaterhouseCoopers LLP with respect to the financial information and other matters covered by the initial comfort letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial comfort letter;

(h) Neither the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package, and (ii) since the respective dates as of which information is given in the Pricing Prospectus, there shall not have been any change in the capital stock or long-term debt of the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries (other than changes, if any, in the ordinary course of business, in amounts outstanding under the Parent Guarantor’s unsecured revolving credit facilities)

or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries, otherwise than as set forth or contemplated in the Pricing Disclosure Package, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Prospectus;

(i) On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the debt securities of the Company or the Parent Guarantor by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. (“S&P”), and (ii) neither Moody’s nor S&P shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any such debt securities;

(j) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in Noble Swiss’ securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Prospectus;

(k) The Company and the Parent Guarantor shall have complied with the provisions of Section 5(d) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement; and

(l) The Company and the Parent Guarantor shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company and the Parent Guarantor, respectively, satisfactory to you as to the accuracy of the respective representations and warranties of the Company and the Parent Guarantor herein at and as of such time, as to the performance by the Company and the Parent Guarantor of all of their respective obligations hereunder to be performed at or prior to such time, as to the matters set forth in subsections (a)(ii) and (h) of this Section and as to such other matters as you may reasonably request.

9. (a) The Company and the Parent Guarantor, jointly and severally, will indemnify and hold harmless each Underwriter, their respective directors, affiliates and control persons against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities

(or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither the Company nor the Parent Guarantor shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company or the Parent Guarantor by any Underwriter through the Representatives expressly for use therein.

(b) Each Underwriter severally, but not jointly, will indemnify and hold harmless the Company and the Parent Guarantor, their respective directors, officers who signed the Registration Statement, affiliates and control persons against any losses, claims, damages or liabilities to which the Company or the Parent Guarantor may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company or the Parent Guarantor by such Underwriter through the Representatives expressly for use therein; and will reimburse the Company and the Parent Guarantor for any legal or other expenses reasonably incurred by the Company or the Parent Guarantor in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other, from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Parent Guarantor, on the one hand, and the Underwriters, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Parent Guarantor, on the one hand, or the Underwriters, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Parent Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company and the Parent Guarantor under this Section 9 shall be in addition to any liability that the Company or the Parent Guarantor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act and each broker-dealer affiliate of any Underwriter; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability that the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Parent Guarantor and to each person, if any, who controls the Company or the Parent Guarantor within the meaning of the Act.

10. (a) If any Underwriter shall default in its obligation to purchase the Securities that it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within 36 hours after such default by any Underwriter you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company and the Parent Guarantor agree to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Securities which such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Securities of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter, the Company or the Parent Guarantor, except for the expenses to be borne by the Company and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

11. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Parent Guarantor and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, the Company or any officer or director or controlling person of the Company or the Parent Guarantor or any officer or director or controlling person of the Parent Guarantor, and shall survive delivery of and payment for the Securities.

12. If this Agreement shall be terminated pursuant to Section 10 hereof, neither the Company nor the Parent Guarantor shall then be under any liability to any Underwriter except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities and the Guarantee are not delivered by or on behalf of the Company and the Parent Guarantor as provided herein, the Company will reimburse the Underwriters through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Securities, but neither the Company nor the Parent Guarantor shall then be under further liability to any Underwriter except as provided in Sections 7 and 9 hereof.

13. In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you jointly or by the Representatives on behalf of you as the representatives.

14. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as representatives in care of Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Fax No.: 646-834-8133, Attention: Syndicate Registration, HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Fax No.: 212-525-0238, Attention: Transaction Management, SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road, 11th Floor, Mail Code: GA-ATLANTA-3947, Atlanta, Georgia 30326, Attention: High Grade Debt Capital Markets and Wells Fargo Securities, LLC, 301 S. College Street, Charlotte, North Carolina 28202, Fax No.: 704-383-9165, Attention: Transaction Management; and if to the Company or the Parent Guarantor shall be delivered or sent by mail, telex or facsimile transmission to the address of the Parent Guarantor set forth in the most recent Preliminary Prospectus; provided, however, that any notice to an Underwriter pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company and the Parent Guarantor by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

15. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company, the Parent Guarantor and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and the Parent Guarantor and each person who controls the Company or the Parent Guarantor or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

16. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

17. The Underwriters severally confirm that the last paragraph of the cover page of the Pricing Prospectus and the Prospectus, the first two sentences of the last paragraph under the caption “Summary—The Offering—Absence of a Public Market for the Notes” in the Pricing Prospectus and the Prospectus, the names of each of the Underwriters under the caption “Underwriting (Conflicts of Interest)” in the Pricing Prospectus and the Prospectus and the concession and discount figures in the third paragraph, the second and third sentences of the sixth paragraph, the statements in the seventh and eighth paragraphs, and the last sentence of the thirteenth paragraph under the caption “Underwriting (Conflicts of Interest)” in the Pricing Prospectus and the Prospectus, constitute the only written information furnished to the Company and the Parent Guarantor by you on behalf of the Underwriters, as referred to in this Agreement.

18. The Company and the Parent Guarantor acknowledge and agree that (i) the purchase and sale of the Securities and the Guarantee pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Parent Guarantor, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction, each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company or the Parent Guarantor, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company or the Parent Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or the Parent Guarantor on other matters) or any other obligation to the Company or the Parent Guarantor except the obligations expressly set forth in this Agreement or any other effective agreement between you and the Company or the Parent Guarantor and (iv) the Company and the Parent Guarantor have consulted their own legal and financial advisors to the extent they deemed appropriate. The Company and the Parent Guarantor agree that they will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Parent Guarantor, in connection with such transaction or the process leading thereto.

19. The obligation of the Company and the Parent Guarantor in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Company and the Parent Guarantor agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Company or the Parent Guarantor, as the case may be, an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

20. The Company and the Parent Guarantor each hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Parent Guarantor each irrevocably appoints Noble Drilling Services Inc. as its authorized agent upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company or the Parent Guarantor, as applicable, by the person serving the same to Noble Drilling Services Inc. at 13135 South Dairy Ashford, Suite 800, Sugar Land, TX 77478, shall be deemed in every respect effective service of process upon the Company or the Parent Guarantor, as applicable, in any such suit or proceeding.

21. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company or the Parent Guarantor, on the one hand, and the Underwriters, or any of them, on the other, with respect to the subject matter hereof.

22. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

23. The Company, the Parent Guarantor and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

24. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

25. Notwithstanding anything herein to the contrary, the Company and the Parent Guarantor are authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company or the Parent Guarantor relating to that treatment and structure without the Underwriters imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters, the Company and the Parent Guarantor. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Noble Holding International Limited

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Director

Noble Corporation (Cayman Islands)

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Vice President and Secretary

Accepted as of the date hereof:

Barclays Capital Inc.

By:	/s/ Paul Bjorneby
Name: Paul Bjorneby
Title: Managing Director

HSBC Securities (USA) Inc.

By:	/s/ Elsa Wang
Name: Elsa Wang
Title: Vice President

SunTrust Robinson Humphrey, Inc.

By:	/s/ Christopher Grumboski
Name: Christopher Grumboski
Title: Director

Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Principal Amount of 2017 Notes to be Purchased	Principal Amount of 2022 Notes to be Purchased	Principal Amount of 2042 Notes to be Purchased
Barclays Capital Inc. .	$60,000,000	$80,000,000	$100,000,000
HSBC Securities (USA) Inc.	60,000,000	80,000,000	100,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000	80,000,000	100,000,000
Wells Fargo Securities LLC	60,000,000	80,000,000	100,000,000
Credit Suisse Securities (USA), Inc.	9,000,000	12,000,000	15,000,000
BNP Paribas Securities Corp.	7,500,000	10,000,000	12,500,000
Mitsubishi UFJ Securities (USA), Inc.	7,500,000	10,000,000	12,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,000,000	8,000,000	10,000,000
Deutsche Bank Securities Inc.	6,000,000	8,000,000	10,000,000
DNB Markets, Inc.	6,000,000	8,000,000	10,000,000
Goldman, Sachs & Co.	6,000,000	8,000,000	10,000,000
Lloyds Securities Inc.	6,000,000	8,000,000	10,000,000
Standard Chartered Bank	6,000,000	8,000,000	10,000,000

Total	$300,000,000	$400,000,000	$500,000,000

Schedule I

SCHEDULE II

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package:

None.

(b)	Additional Documents Incorporated by Reference:

None.

Schedule II

SCHEDULE III

MATERIAL SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Noble Holding (U.S.) Corporation	Delaware
Noble Drilling Corporation	Delaware
Noble Drilling (U.S.) LLC	Delaware
Noble Holding International Limited	Cayman Islands
Noble Drilling Holding LLC	Delaware
Noble Asset Company Limited	Cayman Islands
Noble International Limited	Cayman Islands
Noble Leasing III (Switzerland) GmbH	Switzerland
Noble Drilling Services Inc.	Delaware
Noble International Finance Company	Cayman Islands
Bully 1 (Switzerland) GmbH	Switzerland
Bully 2 (Switzerland) GmbH	Switzerland

Schedule III

SCHEDULE IV

NOBLE HOLDING INTERNATIONAL LIMITED

UNCONDITIONALLY GUARANTEED BY

NOBLE CORPORATION (CAYMAN ISLANDS)

2.50% SENIOR NOTES DUE 2017

3.95% SENIOR NOTES DUE 2022

5.25% SENIOR NOTES DUE 2042

Issuer:	Noble Holding International Limited

Guarantor:	Noble Corporation (Cayman Islands)

	SENIOR NOTES DUE 2017	SENIOR NOTES DUE 2022	SENIOR NOTES DUE 2042

Security Description:	2.50% Senior Notes due 2017	3.95% Senior Notes due 2022	5.25% Senior Notes due 2042
Principal Amount:	$300,000,000	$400,000,000	$500,000,000

Maturity Date:	March 15, 2017	March 15, 2022	March 15, 2042

Benchmark Treasury:	0.875% due January 2017	2.000% due November 2021	3.750% due August 2041
Benchmark Treasury Yield:	0.812%	1.979%	3.123%

Spread to Benchmark Treasury:	+170 bps	+200 bps	+215 bps

Yield to Maturity:	2.512%	3.979%	5.273%

Coupon:	2.500%	3.950%	5.250%

Initial Price to Public:	99.941% per Senior Note	99.756% per Senior Note	99.647% per Senior Note
Proceeds to Issuer before expenses:	$298,023,000	$396,424,000	$493,860,000

Optional Redemption Provisions:	Make-whole call at any time at a discount rate of Treasury plus 25 bps	Make-whole call at any time at a discount rate of Treasury plus 30 bps	Make-whole call at any time at a discount rate of Treasury plus 35 bps
CUSIP / ISIN:	65504L AH0 / US65504LAH06	65504L AJ6 / US65504LAJ61	65504L AK3 / US65504LAK35

Schedule IV -1

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2012 (long first coupon)
Trade Date:	February 7, 2012

Settlement Date:	February 10, 2012

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities (USA), Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Deutsche Bank Securities Inc.

DNB Markets, Inc.

Goldman, Sachs & Co.

Lloyds Securities Inc.

Standard Chartered Bank

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, HSBC Securities (USA) Inc. toll-free at 1-866- 811-8049, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

Schedule IV -2

ANNEX I

FORM OF OPINION OF BAKER BOTTS L.L.P.

FOR THE COMPANY AND THE PARENT GUARANTOR

1. When the Securities have been authenticated in the manner set forth in the Indenture and delivered against due payment therefor pursuant to the terms of this Agreement, the Securities and the Guarantee will constitute valid and legally binding obligations of the Company and the Parent Guarantor, respectively, enforceable against the Company and the Parent Guarantor, respectively, in accordance with their terms, except as enforceability is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing. The descriptions in the final term sheet prepared and filed pursuant to Section 5(a) of this Agreement and the information set forth under the captions “Description of Debt Securities” and “Description of the Notes” in the Pricing Prospectus and the Prospectus, insofar as such statements constitute a summary of the terms of the Securities, the Guarantee and the Indenture, are accurate summaries of the Securities, the Guarantee and the Indenture, in all material respects.

2. Assuming the due authorization, execution and delivery thereof by the Company, the Parent Guarantor and the Trustee, the Indenture constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing. The Indenture has been qualified under the Trust Indenture Act.

3. The execution, delivery and performance by the Company and the Parent Guarantor of this Agreement and the Indenture do not violate or result in any breach of (i) any agreement or instrument filed as an exhibit to or incorporated by reference into the Registration Statement or (ii) any Applicable Laws, except, in the case of clause (i), for any such violations or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. “Applicable Laws” is defined as the federal laws of the State of New York and the laws of the United States of America that, in such counsel’s experience, are normally applicable to transactions of the type provided for in this Agreement and the Indenture.

4. No consent, approval, authorization, order, registration or qualification of or with any Applicable Governmental Authority is required for the issue and sale by the Company of the Securities, the making of the Guarantee by the Parent Guarantor or the performance by the Company or the Parent Guarantor of their obligations under this Agreement or the Indenture, except such as have been obtained under the Act and the Trust Indenture Act, and such consents, approvals, authorizations, orders, registrations or qualifications as may be required under the state securities or blue sky laws in connection with the purchase and distribution of the Securities by the Underwriters. “Applicable Governmental Authority” is defined as any governmental body, agency or court of the United States of America or the State of New York.

Annex I-1

5. Neither the Company nor the Parent Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus neither will be, an “investment company,” as such term is defined in the Investment Company Act.

Such counsel will also provide the following:

Such counsel has reviewed the Registration Statement, the Pricing Disclosure Package and the Prospectus and has participated in conferences with officers and other representatives of the Company and the Parent Guarantor, with representatives of the Parent Guarantor’s independent registered public accounting firm and with your representatives and your counsel, at which the contents of the Registration Statement, the Pricing Disclosure Package, the Prospectus and related matters were discussed. The purpose of such counsel’s professional engagement was not to establish or confirm factual matters set forth in the Registration Statement, the Pricing Disclosure Package or the Prospectus, and such counsel has not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Registration Statement, the Pricing Disclosure Package and the Prospectus involve matters of a non-legal nature. Accordingly, such counsel is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or included in the Registration Statement, the Pricing Disclosure Package and the Prospectus (except to the extent stated in the last sentence of paragraph 1 above). Subject to the foregoing and on the basis of the information such counsel gained in the course of performing the services referred to above, such counsel advises you that:

(a) the Registration Statement, as of the latest effective time, the Pricing Prospectus, as of the Applicable Time, and the Prospectus, as of its date and the Time of Delivery, appear on their face to be appropriately responsive in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder; and

(b) nothing came to such counsel’s attention that caused it to believe that:

(i) the Registration Statement, as of the latest effective time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(ii) the Pricing Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(iii) the Prospectus, as of its date or as of the Time of Delivery, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

Annex I-2

it being understood that in each case such counsel has not been asked to, and does not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information contained or included or incorporated by reference therein or omitted therefrom, (b) representations and warranties and other statements of fact contained in the exhibits to the Registration Statement or to documents incorporated by reference in the Registration Statement or (c) that part of the Registration Statement that constitutes the Form T-1.

Annex I-3

ANNEX II

FORM OF OPINION OF CAYMAN ISLANDS COUNSEL

FOR THE COMPANY AND THE PARENT GUARANTOR

We have acted as Cayman Islands counsel to Noble Holding International Limited (the “Company”) in connection with the issue of US$300,000,000 aggregate principal amount of its 2.50% Senior Notes due 2017, US$400,000,000 aggregate principal amount of its 3.95% Senior Notes due 2022 and US$500,000,000 aggregate principal amount of its 5.25% Senior Notes due 2042 (collectively, the “Notes”) pursuant to the Indenture (the “Original Indenture”) dated as of 21 November 2008 between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee and the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to be dated as of 10 February 2012 between the Company, as issuer; Noble Corporation (Cayman Islands), as guarantor (the “Parent Guarantor”) of the Notes (the “Guarantee”); and The Bank of New York Mellon Trust Company, N.A., as trustee (the Original Indenture and Fourth Supplemental Indenture are herein collectively referred to as the “Indenture”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation of the Company issued on 6 December 2004 and the Memorandum and Articles of Association of the Company as registered on 6 December 2004;

1.2	the Certificate of Incorporation of the Parent Guarantor issued on 12 February 2002 and the Memorandum and Articles of Association of the Parent Guarantor as adopted by special resolution dated 30 March 2009;

1.3	the resolutions of the board of directors of the Company adopted by written consent on [ ] 2012;

1.4	the minutes of the meetings of the board of directors of the Parent Guarantor held on [ ] 2012 and the written resolutions of the Pricing Committee of the board of directors of the Parent Guarantor (the “Pricing Committee”) dated [ ] 2012 (the “Pricing Committee Resolutions”);

Annex II -1

1.5	the corporate records of the Company and the Parent Guarantor maintained at their registered office in the Cayman Islands;

1.6	Certificates of Good Standing issued by the Registrar of Companies (the “Certificates of Good Standing”) in respect of the Company and the Parent Guarantor;

1.7	a certificate from a director of the Company, the form of which is annexed hereto;

1.8	a certificate from a director of the Parent Guarantor, the form of which is annexed hereto;

1.9	the Original Indenture;

1.10	the Fourth Supplemental Indenture;

1.11	the Underwriting Agreement dated February [ ] 2012 by and among the Company; the Parent Guarantor; and Barclays Capital Inc., HSBC Securities (USA) Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC as representatives of the underwriters named in Schedule I thereto (the “Underwriting Agreement”);

1.12	the Prospectus dated January 31, 2011, the Prospectus Supplement dated February [ ] 2012 (the “Prospectus Supplement’) relating to the Notes (together, the “Prospectus”); and

1.13	the form of Notes.

The documents listed in 1.7 to 1.8 above are collectively referred to as the “Directors’ Certificates” and the documents listed in 1.9 to 1.11 above are collectively referred to as the “Transaction Documents”.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Directors’ Certificates and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Transaction Documents and the Notes will be or have been authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company and the Parent Guarantor as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2	the Transaction Documents and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

Annex II -2

2.3	the choice of law of the State of New York as the governing law of the Transaction Documents and the Notes has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Transaction Documents and the Notes will be or have been duly executed and unconditionally delivered by an authorised director or officer of the Company and an Authorised Officer (as that term is defined in the Pricing Committee Resolutions) of the Parent Guarantor, as applicable;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6	all signatures, initials and seals are genuine;

2.7	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York;

2.8	the power, authority and legal right of all parties under all relevant laws and regulations (other than the Company and the Parent Guarantor as a matter of Cayman Islands law) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents; and

2.9	the Notes will be issued and authenticated in accordance with the provisions of the Indenture.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Each of the Company and the Parent Guarantor is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands and each of the Company and the Parent Guarantor has the corporate power and authority to own and operate its property and to conduct its business as described in the Prospectus.

3.2	The Company and the Parent Guarantor have full power and authority under their respective Memorandum and Articles of Association to enter into, execute and perform their obligations under each of the Transaction Documents to which it is a party; in the case of the Company, to enter into, execute and perform its obligations under the Notes, including the issue of the Notes pursuant to the Indenture; in the case of the Parent Guarantor to enter into, execute and perform its obligations under the Guarantee.

3.3

The execution and delivery of the Transaction Documents by the Company and the Parent Guarantor, as applicable, and the issue and offer of the Notes by the Company and the performance of its obligations thereunder, and the issue of the Guarantee by the

Annex II -3

Parent Guarantor and the performance of its obligations thereunder, do not conflict with or result in a breach of any of the terms or provisions of their respective Memorandum and Articles of Association or any law, public rule or regulation applicable to the Company or the Parent Guarantor in the Cayman Islands currently in force.

3.4	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and the Parent Guarantor, as applicable, the Transaction Documents have been duly executed and delivered on behalf of the Company and the Parent Guarantor, as applicable, and constitute the legal, valid and binding obligations of the Company and the Parent Guarantor, as applicable, enforceable in accordance with their terms.

3.5	The Notes have been authorised by the Company and when authenticated in the manner set forth in the Indenture and delivered against due payment therefor will be duly executed and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	The Guarantee has been authorised by the Parent Guarantor and when the Notes have been authenticated in the manner set forth in the Indenture and delivered against due payment therefore will constitute the legal, valid and binding obligations of the Parent Guarantor enforceable in accordance with its terms.

3.7	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution or delivery of the Transaction Documents by the Company and the Parent Guarantor, as applicable;

(b)	subject to the payment of stamp duty, the enforcement of the Transaction Documents against the Company or the Parent Guarantor, as applicable;

(c)	the offering, execution, authentication, allotment, issue or delivery of the Notes;

(d)	the execution, issue or delivery of the Guarantee;

(e)	the performance by the Company and the Parent Guarantor, as applicable, of its obligations under the Notes, the Guarantee and the Transaction Documents;

(f)	the payment of the principal and interest and any other amounts under the Notes and the Guarantee.

3.8	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Documents; the Notes or the Guarantee;

Annex II -4

(b)	the enforcement of the Transaction Documents; the Notes or the Guarantee;

(c)	payments made under, or pursuant to, the Transaction Documents; or

(d)	the issue, transfer or redemption of the Notes.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.9	The courts of the Cayman Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the Transaction Documents and the Notes.

3.10	Based solely on our search of the Register of Writs and Other Originating Process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company and the Parent Guarantor, as applicable to [ ] 2012 (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company or the Parent Guarantor is a defendant or respondent.

3.11	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

3.12	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents; the Notes or the Guarantee that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.13	Based solely on our review of the Register of Members of the Parent Guarantor, the issued shares in the capital of the Parent Guarantor (the “Parent Guarantor Issued

Annex II -5

Shares”) are [261,245,693] ordinary shares of US$0.10 each and Noble Corporation (a Swiss corporation) is the registered holder of all the Parent Guarantor Issued Shares. The Parent Guarantor Issued Shares have been duly authorised and validly issued and, assuming that payment for such Parent Guarantor Issued Shares has been received in full in accordance with the terms of issue, are fully paid.

3.14	Based solely on our review of the Register of Members of the Company, the issued shares in the capital of the Company (the “Company Issued Shares”) are [10,006] shares of US$1.00 each and Noble Holding International SCA is the registered holder of all the Company Issued Shares. The Company Issued Shares have been duly authorised and validly issued and, assuming that payment for such Company Issued Shares has been received in full in accordance with the terms of issue, are fully paid.

3.15	All statements made in the Prospectus with regard to statutes, regulations, rules, treaties and other laws of the Cayman Islands are accurate.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company and the Parent Guarantor, as applicable, under the Transaction Documents; the Notes and the Guarantee are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defenses of set off, counterclaim, estoppel and similar defenses;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company or the Parent Guarantor becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company or the Parent Guarantor determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

Annex II -6

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or the Notes in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power, and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company or the Parent Guarantor covenants not to exercise powers specifically given to its shareholders by the Companies Law (2011 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company or the Parent Guarantor.

4.2	Cayman Islands stamp duty may be payable if the original Transaction Documents or the original Notes (if not registered Notes) are brought to or executed in the Cayman Islands.

4.3	To maintain a Cayman Islands company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4	The obligations of the Company and the Parent Guarantor may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5	A certificate, determination, calculation or designation of any party to the Transaction Documents or the Notes as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6	The Litigation Search of the Court Registers would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Registers but was not in fact entered in the Court Registers (properly or at all), nor any appeal filed with the Court of Appeal prior to [ ].

4.7	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

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4.8	Preferred creditors under Cayman Islands law will rank ahead of unsecured creditors of the Company and the Parent Guarantor. Furthermore, all costs, charges and expenses properly incurred in the voluntary winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.

4.9	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.10	We note that it is contemplated that certain of the Transaction Documents will be dated “as of” a certain date. Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.

4.11	Under the Companies Law (2011 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2011 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.12	We make no comment with regard to the references to foreign statutes in the Transaction Documents or the Notes.

We express no view as to the commercial terms of the Transaction Documents or the Notes or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Company or the Parent Guarantor.

This opinion may be relied upon by the addressees only, except as set forth below. We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinion to the Trustee and we authorise them to so rely. This opinion may not be relied upon by any other person except with our prior written consent.

Yours faithfully

Maples and Calder

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SCHEDULE

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road

11th Floor

Atlanta, Georgia 30326

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, North Carolina 28288

As representatives of the several Underwriters

named in Schedule I to the Underwriting Agreement.

Annex II -9

ANNEX III

FORM OF OPINION OF GENERAL COUNSEL

1. Each of Noble Holding (U.S.) Corporation, Noble Drilling Corporation and Noble Drilling Services Inc. is validly existing as a corporation in good standing under the laws of the State of Delaware; and all of the issued shares of capital stock of each such corporation have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by the Parent Guarantor, free from liens, encumbrances or claims (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Parent Guarantor or such corporations as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

2. Each of Noble Drilling Holding LLC and Noble Drilling (U.S.) LLC is validly existing as a limited liability company in good standing under the laws of the State of Delaware; and all of its issued and outstanding membership interests of each such company have been duly authorized and validly issued in accordance with its limited liability company agreement and the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act), and such membership interests are owned directly or indirectly by the Parent Guarantor free from liens, encumbrances or claims (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Parent Guarantor or such other companies as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation, in each case other than liens, encumbrances and claims created by or arising under the Delaware LLC Act or the governing documents of Noble Drilling Holding LLC or Noble Drilling (U.S.) LLC.

3. To such counsel’s knowledge, there are no legal or governmental proceedings pending to which the Parent Guarantor or any of its subsidiaries is a party or of which any property of the Parent Guarantor or any of its subsidiaries is the subject that are of a character required to be described in the Registration Statement or the Pricing Disclosure Package that are not described as required.

Annex III -1